UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )

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STIFEL FINANCIAL CORP.

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Ronald J. Kruszewski

Chairman, President and Chief Executive Officer

(314) 342-2155

ronk@stifel.com

June 20, 2011

Dear Fellow Stockholder:

You are a valued stockholder of Stifel Financial Corp. and I want to personally thank you for your continued support and give you an update on our annual meeting.

On June 1, 2011, we adjourned our annual stockholders' meeting until June 27, 2011 to permit additional time to solicit stockholder votes on Proposal II, as described in our Proxy Statement. I am asking you to vote FOR Proposal II, approving an amendment to our 2001 Equity Incentive Plan (2011 Restatement) (the "Proposed Plan") to increase the number of shares that we have available for equity compensation grants. We believe the Proposed Plan is in the best interests of our stockholders. The Proposed Plan will allow us to continue to retain and attract the talent needed to support our strategic growth plan.

Voting FOR Proposal II will allow us to continue to attract new talent, as well as reward and retain our existing employees. Equally important, it allows us to continue with the philosophy that has contributed to our success over the last fifteen years of aligning the interests of our employees with our stockholders through the use of long-term incentives. As more fully explained below, we are requesting 6,000,000 shares while also committing to eliminate the last 3 years of our evergreen provision, which reduces available shares by 3,375,000 shares.  Therefore, we are asking for net additional shares of 2,625,000 shares under the Proposed Plan.

Equity Compensation and our Corporate Policy

Our Equity Incentive Plan is both a key element in our compensation structure and a critical tool for recruiting, rewarding, and retaining our employees. Long-term incentives such as equity compensation align the interests of our employees and our stockholders. Our Equity Incentive Plan has been instrumental to our success, and is critical to the achievement of our growth strategy.

In addition, we plan to continue to follow our existing share repurchase program, and to repurchase shares in the open market at times and amounts considered appropriate by us based on factors such as our stock price and market conditions. In fiscal 2010, we repurchased 2,000,000 shares. As of March 31, 2011, 3,100,000 shares remain available for repurchase under the existing share repurchase program. Our share repurchase program reflects the continued commitment of both the Board of Directors and our management team to pursue opportunities that create stockholder value.

Background

Our company currently has approximately 52,900,000 shares outstanding, approximately 15,300,000 outstanding awards, and a treasury method adjustment of approximately 6,300,000. The net result is the diluted shares outstanding of approximately 61,900,000 shares. The following table displays our diluted shares outstanding as of December 31, 2010:

Shares outstanding	52,958,329
Outstanding awards	15,276,273
Treasury method adjustment	38,523,415
61,908,329

In addition, we currently have approximately 3,900,000 shares available under our existing plan along with an annual evergreen provision which adds 1,125,000 shares per year through 2018.  The average annual usage of this plan is approximately 3,300,000 shares per year, not including shares used in our various acquisitions.  Simple math indicates that we have approximately 2 years of available shares, not factoring in any acquisitions.  We need the requested 6,000,000 shares to continue our growth strategy which has at its foundation employee ownership.  Having these shares available will allow us to continue our philosophy of using equity compensation to attract talent, to reward those employees who are critical to our success as a retention tool in a competitive market and as part of our acquisition strategy.

Proxy Advisory Firms' Analysis

We understand that proxy advisory firms have recommended a vote against this proposal. We believe that their opinions are not due to any issue with our compensation or corporate governance policies, but that they are based solely on a formulaic estimate that our plan's cost and our burn rate are higher than they would like them to be.

The proxy advisory firms utilize a number of metrics to evaluate companies and their equity plans. With all due respect, we disagree with the proxy advisory firms, primarily as it relates to their calculation of shares available under our plan. First, they count as available shares approximately 15,300,000 shares which are already issued, substantially vested and already part of our fully-diluted share count. Second, they count approximately 8,000,000 shares which become available through 2018 as currently available.

We understand the proxy advisory firms' opposition to the evergreen provision and will commit to cancel the last 3 years of evergreen shares (3,375,000 shares). Thus, we are only requesting an additional 2,625,000 shares under the Proposed Plan (6,000,000 new shares less the canceled evergreen shares).  However, this will provide us with currently available shares as opposed to evergreen shares in years 2016 through 2018.

The following table is an illustration of how we believe the proxy advisory firms calculate the total available shares and our calculation under the current plan and a proforma calculation, assuming that we receive the additional 6,000,000 shares and cancel the last 3 years of the evergreen provision:

	Proxy Advisory Firms	Current Plan	Proforma with Proposal II

New share request	6,000,000	-	6,000,000
Shares available under existing plans	4,707,450	3,900,000	3,900,000
Shares subject to outstanding awards	15,276,273	-	-
Shares currently available	25,983,723	3,900,000	9,900,000
Evergreen provision	7,875,000	7,875,000	4,500,000
Total available	33,858,723	11,775,000	14,400,000

We believe that the proxy advisory  firms' calculation of share allocation does not take into account the following items:

  Approximately 15,300,000 shares have vested and are included in our fully-diluted shares outstanding as of December 31, 2010.

  Our plan to remove the last three years of the annual evergreen provision from the Amended Plan (3,375,000 shares).

  We have used equity compensation to attract talent, reward those employees who are critical to our success, as a retention tool in a competitive market and as part of our acquisition strategy. A significant number of the units granted are still outstanding, leading to a higher cost.

  We generally have 5 to 7 year vesting on equity grants, which we believe ties the decisions we make today to our long-term growth and stockholder value. This longer vesting period leads to a higher cost.

  Through organic growth and strategic acquisitions, we have grown our revenues from approximately $260 million in 2005 to $1.4 billion in 2010. This growth would not have been attainable without adding entrepreneurial talent as a result of our recruiting efforts and the successful integration of our acquisitions. This growth has lead to an increase in the amount of equity compensation issued in recognition of performance, to assist our recruiting efforts and as a retention tool.

  We believe some of our success is directly correlated to how our compensation programs are structured. By deferring a portion of our employees' compensation in the form of equity compensation we are aligning their interests with those of our stockholders. While this leads to a higher burn rate than the industry benchmark, it provides long-term value to our stockholders.

Thank you for giving Proposal II particular attention and for your consideration in supporting us on this important matter.

Sincerely,